[National Auto Finance Company, Inc. Logo]

Contact: Roy E. Tipton                                        Keith B. Stein
         President                                            Vice Chairman
         (800) 999-7535                                       (800) 533-8573


                       NATIONAL AUTO FINANCE COMPANY, INC.
                     COMPLETES $93.6 MILLION SECURITIZATION

BOCA RATON, Fla. (January 26, 1998) - National Auto Finance Company, Inc. (Nasdaq/NM:NAFI) today announced that it completed a $93.6 million securitization of its motor vehicle retail installment loans on January 20, 1998. In connection with the securitization, $85.2 million of notes rated AAA by Standard & Poor's Ratings Services and Aaa by Moody's Investors Service were issued.

     Keith B. Stein, NAFI's vice chairman and treasurer, commented, "The Company is very pleased by the level of interest shown by various institutional investors in the Company's latest securitization which resulted in the offering being over-subscribed. Additionally, the coupon on the notes was 5.88%, or a 47-basis-point improvement over the previous transaction we completed in July 1997." Credit enhancements for the notes include a guaranty provided by Financial Security Assurance, Inc., a monoline insurance company which guarantees payments of principal and interest.

     The notes are collateralized by a pool of fixed-rate automobile loans secured by first liens on vehicles financed. The average outstanding loan balance is $11,857, the weighted average coupon is 19.2%, and the weighted average remaining term is 51.8 months. Geographically, the loans are located in 35 states.

     At closing, loans totaling $75.5 million were sold into the trust. A pre-funding account in the amount of $16.5 million is in place from which cash may be withdrawn to purchase $18.1 million of additional automobile loans through April 1998. The deal was underwritten by First Union Capital Markets Corp.

     National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of automobile loans primarily originated by manufacturer-franchised automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers, including an exclusive referral agreement with First Union National Bank, a subsidiary of First Union Corporation. The Company has contractual relationships with approximately 2,140 dealers in 30 states.

     This news release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated. Primary factors that could cause actual results to differ include the availability of financing on terms and conditions acceptable to the Company, the ability of the Company to securitize its finance contracts in the asset-backed securities market on terms and conditions acceptable to the Company, and changes in the quality or composition of the serviced loan receivable portfolio. Certain of these as well as other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and in certain other reports filed by the Company with the Securities and Exchange Commission in fiscal year 1997.

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